Exhibit 19.1
Genpact Limited

Insider Trading Policy and Procedures

All directors, officers and employees of Genpact Limited or its subsidiaries (collectively, “Genpact” or the “Company”), as well as consultants to the Company, are subject to the provisions of this Insider Trading Policy and Procedures (the “Policies and Procedures”). These Policies and Procedures also apply to any person who shares the same address as or is financially dependent on a director, officer or employee (other than (x) an employee or tenant of the director, officer or employee or (y) another unrelated person whom the Chief Legal Officer determines should not be covered by these Policies and Procedures) and all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Covered Securities (as defined below) (all such persons or entities, together with directors, officers, employees and consultants of the Company, “Covered Persons”).

All Covered Persons must strictly comply with these Policies and Procedures. Failure to strictly comply could subject you to substantial penalties for violating U.S. laws, including imprisonment, disgorgement of profits, and civil and criminal fines. Violation of these Policies and Procedures may also result in serious disciplinary consequences by the Company, including termination of employment for cause and possible legal action. Any questions regarding these Policies and Procedures should be directed to Heather White, the Company’s Chief Legal Officer, by e-mail at: heather.white@genpact.com or Tom Scholtes, the Company’s Deputy General Counsel, Corporate Governance, M&A and Securities, by e-mail at thomas.scholtes@genpact.com.

These Policies and Procedures apply to all transactions in the common shares or other equity securities, including derivative, convertible and exchangeable securities relating to the common shares or other equity securities, of the Company, or any other securities of the Company or another company, including any securities issued in the future (collectively, the “Covered Securities”).

Trading While in Possession of Material Non-Public Information

It is a serious violation of securities laws, and the policies of the Company, for any Covered Person, while in possession of Material Non-Public Information (as defined below) (a) relating to the Company, or (b) relating to another company where such Material Non-Public Information was obtained in connection with his or her role at the Company, to purchase, sell or gift (which term, as used in this policy, includes charitable donations) Covered Securities.

Accordingly, no Covered Person may:

▪purchase, sell or gift any Covered Securities of the Company while such Covered Person is aware of any Material Non-Public Information concerning the Company or recommend to another person that they do so;

▪tip or otherwise disclose to someone else any Material Non-Public Information concerning the Company if the recipient may misuse that information, such as by purchasing or selling Covered Securities of the Company or tipping that information to others;

▪purchase, sell or gift any Covered Securities of another company while such Covered Person is aware of any Material Non-Public Information concerning such other company which such Covered Person learned in the course of service or engagement as a director, employee or consultant of the Company or recommend doing so to someone else; or

▪tip or otherwise disclose to someone else any Material Non-Public Information concerning another company which such Covered Person learned in the course of service or engagement as a director, employee or consultant of the Company if the recipient may misuse that information, such as by purchasing or selling Covered Securities of such other company or tipping that information to others.

Definition of “Material Non-Public Information”

Information concerning the Company or another company, as applicable, is material if (i) there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy or sell the Covered Securities or (ii) such information would likely affect the price of the Covered Securities. The information is non-public if it is not already disclosed to the general public and is otherwise not yet in circulation or otherwise available to the general public. Information that is only partially disclosed remains “non-public” for purposes of these policies.

(a) Examples of Material Information. While it is not possible to provide an exhaustive list, the following are some of the types of information that may be considered material:

•financial results, especially preliminary and final quarterly and year-end revenue and earnings (and projections of future revenue, earnings or losses), and significant changes in financial results or liquidity;

•a pending or proposed corporate acquisition, disposition or other business combination;

•changes in senior management;

•actual or threatened major litigation, or the resolution of such litigation;

•significant interruption of operations or changes in operating circumstances;

•a new product or service release or a significant development, invention or discovery;

•the public or private sale of a significant amount of securities;
•the establishment of a program to repurchase securities;

•changes in dividend policy or rates;

•a stock split;

•a default on outstanding debt or a bankruptcy filing;

•significant labor disputes;

•significant developments in rate cases or other major regulatory matters;

•the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, business partners or suppliers;

•a significant cybersecurity incident or investigation of a potential such incident;

•a conclusion by a company or a notification from its independent auditor that any of the company’s previously issued financial statements should no longer be relied upon; and

•any of the above information with respect to another company that a director, officer, employee or consultant of the Company learned in the course of his or her service to the Company.

(b) When Material Non-Public Information is Considered “Public”. It is the Company’s policy that Material Non-Public Information does not become “public” until the completion of one Trading Day (as defined below) has occurred after the disclosure of the information in (i) a Form 10-K, Form 10-Q, Form 8-K or other filing made with the United States Securities and Exchange Commission (the “SEC”), (ii) a press release to a business or financial wire service or a news service, in each case, of nationwide coverage in the United States of America or (iii) a newspaper of nationwide circulation in the United States of America. A “Trading Day” is defined as a full day (from the opening of trading to the close of trading) on which the relevant company’s common shares trade through the facilities of a nationally recognized stock exchange.

For example (assumes weekdays are Trading Days unless otherwise provided):

If the Material Non-Public Information is Disclosed:	Information is Deemed Public on:
Before the opening of trading on a Monday	After the closing of trading on Monday
During trading hours or after the closing of trading on a Friday	After the closing of trading on Monday of the next week
During the Trading Day on a Friday before a Monday holiday	After the close of trading on Tuesday of the next week

Discussing Material Non-Public Information

Covered Persons could be liable under securities laws and in violation of these Policies and Procedures if they tip or otherwise disclose any Material Non-Public Information to someone else, including members of their families, members of their household (whether related or unrelated), their friends and acquaintances, or anyone else, and the recipient misuses that information, such as by purchasing or selling Covered Securities or tipping it to others. Therefore, Covered Persons must never tip or otherwise disclose such information (either explicitly or by general advice to buy or sell Covered Securities) to someone else.

Trading Blackouts

From time to time, the Company may require that certain Covered Persons suspend trading Covered Securities of the Company during periods in which trading is not otherwise prohibited by these Policies and Procedures because of developments not yet disclosed to the general public (a “Trading Blackout”). You will be notified if you are subject to a Trading Blackout. In such an event, Covered Persons notified of a Trading Blackout shall not purchase, sell or gift Covered Securities of the Company and shall not disclose the fact that a Trading Blackout is in effect.

Prohibited Transactions

In order to avoid even the appearance of impropriety, Covered Persons must not engage in any of the following activities with respect to Covered Securities of the Company, whether or not in possession of Material Non-Public Information relating to the Company:

(a) Short Sales. Selling short is the practice of selling a security borrowed from another, a technique used to speculate on a decline in the price of a stock. Selling Covered Securities of the Company short, including short sales “against the box,” is prohibited.

(b) Hedging; Buying or Selling Options or Derivatives. The purchase or sale of financial instruments, including without limitation prepaid variable forward contracts, equity swaps, collars, exchange funds that are designed to hedge or offset any decrease in the market value of Covered Securities of the Company, other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of such securities or options, puts, calls or other derivative securities related to Covered Securities of the Company is prohibited. These speculative securities could be misused by people in possession of Material Non-Public Information and therefore trading in these securities is inconsistent with these Policies and Procedures.

(c) Pledging or Purchasing Covered Securities on Margin. Any Covered Securities of the Company purchased in the open market shall be paid for fully at the time of purchase. Purchasing Covered Securities of the Company on margin (borrowing money from a stockbroker to fund the stock purchase), borrowing against Covered Securities of the Company held in a margin account or pledging Covered Securities of the Company for a loan is prohibited. This prohibition does not apply to “cashless exercises” of options in which the Covered Person simultaneously sells shares being acquired upon exercise of the options.

Exceptions

The prohibitions in these Policies and Procedures do not apply to (i) exercises of options or other equity awards or the surrender of shares to the Company (or withholding of shares by the Company) in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement (provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise and sale transaction through a broker) while the Covered Person is aware of Material Non-Public Information or during a Trading Blackout), (ii) acquisitions or dispositions of Company common shares under the Company’s 401(k), employee stock purchase plan or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the Covered Person is aware of Material Non-Public Information or during a Trading Blackout, (iii) other purchases of securities from the Company or sales of securities to the Company, including automatic reinvestment of dividend transactions (provided, however, that if the transaction involves the exercise of options or other equity awards, the transaction must be permitted by subsection (i) above), and (iv) purchases, sales or gifts made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), and met the affirmative defense conditions in effect at the time of adoption (a “10b5-1 Trading Plan”); provided such 10b5-1 Trading Plan: (1) is in writing and (2) was submitted to the Company for review prior to its adoption (collectively, “Excluded Transactions”).

Assistance

The Company shall take reasonable steps designed to ensure that all Covered Persons are educated about, and periodically reminded of, applicable federal securities law restrictions and these Policies and Procedures.

The ultimate responsibility for complying with securities laws, and adhering to these Policies and Procedures, rests with each Covered Person. It can be difficult to know whether information is considered “material” or “non-public” or whether a potential transaction complies with the law and these Policies and Procedures. When any doubt exists, you should assume that the information you possess is Material Non-Public Information.

If a Covered Person’s securities transaction becomes the subject of scrutiny, the transaction will be viewed after-the-fact and with the benefit of hindsight. As a result, before engaging in any transaction, Covered Persons should carefully consider how regulators, law enforcement officials, officials of the Company and others might view such a transaction in hindsight.

Any person who has any questions about specific transactions or complying with the law and these Policies and Procedures should not hesitate to contact the Legal Department.

If an individual or entity ceases to be a Covered Person at a time when such individual or entity is aware of Material Nonpublic Information, the prohibitions on purchasing, selling or gifting Covered Securities shall continue to apply until the information is public or no longer material.

Genpact Limited

Additional Policies and Procedures
in Relation to Designated Insiders for the Trading of Genpact Securities

These Additional Policies and Procedures in Relation to Designated Insiders for the Trading of Genpact Securities (the “Additional Policies and Procedures”) apply to Designated Insiders only and supplement the Insider Trading Policy and Procedures (the “Policies and Procedures”). Capitalized terms, unless otherwise defined, have the same meanings that they have in the Policies and Procedures. “Designated Insiders” include the Company’s directors, executive officers, designated personnel of the Company performing accounting functions and involved in preparing monthly, quarterly and yearly financial statements and any other personnel designated by the Company’s Legal Department. “Designated Insiders” also include any person who shares the same address as or is financially dependent on the Designated Insider (other than (x) an employee or tenant of the director, officer or employee or (y) another unrelated person whom the Chief Legal Officer determines should not be covered by these Additional Policies and Procedures) and all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Covered Securities.

All Designated Insiders must strictly comply with the Additional Policies and Procedures. Any questions regarding the Policies and Procedures or these Additional Policies and Procedures should be directed to Heather White, the Company’s Chief Legal Officer, by e-mail at: heather.white@genpact.com or Tom Scholtes, the Company’s Deputy General Counsel, Corporate Governance, M&A and Securities, by e-mail at thomas.scholtes@genpact.com.

Trading Window for Designated Insiders

To ensure compliance with securities laws and our Additional Policies and Procedures, all Designated Insiders, in addition to complying with the prohibition against trading while possessing Material Non-Public Information relating to the Company described in the Policies and Procedures, shall not purchase, sell or gift Covered Securities of the Company, unless the Trading Window is “open.” The “Trading Window” for each fiscal quarter of the Company is considered “open” during the period beginning one Trading Day after the release of the Company’s quarterly or annual financial results to the public and ending at the close of trading on the 15th day of the third month of the fiscal quarter in which the Trading Window opened (or at the close of trading on the last preceding Trading Day if the 15th day of the third month is not a Trading Day).

For example (assumes weekdays are Trading Days unless otherwise provided):

If the financial results are released:	The Trading Window “opens” on:
Before the opening of trading on a Monday	After the closing of trading on Monday
After the closing of trading on a Wednesday	After the closing of trading on Thursday
During the Trading Day on a Friday	After the closing of trading on Monday

If you have any questions whether a Trading Window is “open” or “closed”, you should not hesitate to contact Heather White, the Company’s Chief Legal Officer, by e-mail at heather.white@genpact.com or Tom Scholtes, the Company’s Deputy General Counsel, Corporate Governance, M&A and Securities, by e-mail at thomas.scholtes@genpact.com.

Trading When the Trading Window is “Open”

Even if a Trading Window is “open”, unless otherwise permitted as provided herein such as in an Excluded Transaction, a Designated Insider is not permitted to execute any transactions in Covered Securities of the Company if that person possesses Material Non-Public Information relating to the Company or if a Trading Blackout under the Policies and Procedures is in effect.

10b5-1 Trading Plans

To enhance the ability to effect transactions in the securities of the Company in an orderly manner, a Designated Insider may establish a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (a “10b5-1 Trading Plan”) which either (i) instructs a broker to purchase, sell or gift these securities in accordance with a written plan or (ii) vests in an independent person (e.g., a broker, a trustee or an asset manager) all discretion as to how, when or whether to effect transactions in these securities. A 10b5-1 Trading Plan must be (i) in writing, (ii) adopted or amended during a period that the Trading Window is “open” and a Trading Blackout is not in effect, and the Designated Insider does not possess Material Non-Public Information relating to the Company and (iii) submitted to the Company’s Legal Department for review prior to its adoption. The Company may institute further policies, procedures or rules that outline how a Designated Insider may enter into a 10b5-1 Trading Plan (including limiting the brokers who may be permitted to administer such plans).

Former Designated Insiders and these Additional Policies and Procedures

In the event that an officer, director, employee or other designated personnel no longer retains his or her “Designated Insider” status—for any reason—that former Designated Insider remains subject to these Additional Policies and Procedures from the day they are no longer a Designated Insider until the next time the Trading Window “opens.”

Notice and Pre-Clearance of Transactions

Genpact Limited’s non-employee directors, the Company’s Chief Executive Officer, all senior vice presidents of the Company who serve on the Company’s Leadership Council and such other employees of the Company as are designated from time to time by the Chief Legal Officer will not be permitted to execute any transactions in Covered Securities of the Company, other than Excluded Transactions, unless such person pre-clears the transaction with the Company’s Chief Legal Officer or Deputy General Counsel, Corporate Governance, M&A and Securities. A request for pre-clearance shall be made in accordance with the procedures established by the Company’s Chief Legal Officer. The Company’s Chief Legal Officer and Deputy General Counsel shall each have sole discretion to decide whether to clear any contemplated transaction. All transactions that are pre-cleared must be effected within the timeframe specified in the transaction clearance. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the timeframe specified in the transaction clearance must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Designated Insider becomes aware of Material Non-Public Information or becomes subject to a Trading Blackout before the transaction is effected, the transaction may not be completed.

Designated Insiders who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934 shall also notify the Company’s Chief Legal Officer or Deputy General Counsel, Corporate Governance, M&A and Securities (or the designee of the Chief Legal Officer or Deputy General Counsel) of the occurrence of any purchase, sale, gift, transfer or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification shall be in writing (including by email) and should include the identity of the Designed Insider, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a 10b5-1 Trading Plan.

For purposes of this policy, a purchase, sale, gift, transfer or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

None of the Company, the Chief Legal Officer, the Deputy General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request to allow a request for pre-clearance or a 10b5-1 Trading Plan. Notwithstanding any pre-clearance of a transaction or review of a 10b5-1 Trading Plan, none of the Company, the Chief Legal Officer, the Deputy General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.